Exhibit 10.3

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

EMMIS AUSTIN RADIO BROADCASTING COMPANY, L.P.

July 1, 2003

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
EMMIS AUSTIN RADIO BROADCASTING COMPANY, L.P.

        THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of July 1, 2003, is made by and among Radio Austin Management, L.L.C., a Texas limited liability company, as the general partner (the “General Partner”), and Emmis Operating Company, an Indiana corporation (“Emmis”), and Sinclair Telecable, Inc., an Indiana corporation (“Sinclair”), as the limited partners (individually, a “Limited Partner” and collectively, the “Limited Partners”).

ARTICLE I

Continuation of Partnership

        Section 1.1     Continuation. This partnership (the “Partnership”) was originally formed July 29, 1997, as a limited partnership pursuant to the provisions of the Texas Revised Limited Partnership Act, Article 6132a-1, Vernon’s Texas Civil Statutes, as amended from time to time, and any successor statute or statutes (the “Act”). Immediately prior to the effective date of this Amended and Restated Agreement of Limited Partnership, LBJ Broadcasting Company, L.L.C., a Texas limited liability company and one of the two initial limited partners of the Partnership, transferred its limited partnership interest and withdrew as a limited partner, and Emmis was admitted as a replacement limited partner. Sinclair and Emmis agree to continue the existence of the Partnership and amend and restate this Agreement at this time to reflect their business arrangement.

        Section 1.2     Name. The name of the Partnership shall be Emmis Austin Radio Broadcasting Company, L.P. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name or unless the General Partner determines that it is advisable to conduct Partnership business under another name. In such a case, the business of the Partnership in such jurisdiction or in connection with such determination may be conducted under such other name or names as the General Partner shall determine to be necessary. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

        Section 1.3     Business. The business of the Partnership shall be to engage in the business of acquiring, owning, operating, managing, selling, leasing and otherwise dealing in any manner whatsoever with AM and FM radio stations and any ancillary or related businesses and properties.

        Section 1.4     Places of Business; Registered Agent; Names and Addresses of Partners.

        (a)     The address of the principal United States office and place of business of the Partnership and its street address shall be 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204. The General Partner, at any time and from time to time, may change the location of the Partnership’s principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable.

        (b)     The registered office and registered agent of the Partnership in the State of Texas shall be as specified in the Partnership’s certificate of limited partnership (as amended from time to time). The General Partner, at any time and from time to time, may change the Partnership’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

        (c)     The General Partner is the sole general partner of the Partnership. The General Partner’s mailing address and the street address of its business is 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204.

        (d)     The mailing address and street address of each of the Limited Partners are set forth below the signature of each Limited Partner on the signature page of this Agreement.

Section 1.5     Term. The Partnership shall continue until terminated in accordance with Article VIII.

        Section 1.6     Filings. Upon the request of the General Partner, the Limited Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Texas and for the qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business. Prior to conducting business in any jurisdiction, the General Partner shall use its reasonable good faith efforts to cause the Partnership to comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction.

        Section 1.7     Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold its property in its own name or in the name of a nominee which may be the General Partner or any of its Affiliates or any trustee or agent designated by them.

        Section 1.8     Mergers and Exchanges. With the prior written consent of all of the Partners, the Partnership may be a party to a merger or an exchange of the type described in Article 2.11 of the Act.

ARTICLE II

Definitions and References

        Section 2.1     Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

        “Act” shall have the meaning assigned to such term in Section 1.1.

        “Addendum Agreement” shall have the meaning assigned to such term in Section 9.1(c).

        “Additional Capital Contributions” shall mean the dollar amount of any additional Capital Contributions made by a Partner pursuant to Section 3.2(a). Such term shall not include the Capital Contributions or any portion thereof made by a Partner pursuant to Section 3.1.

        “Additional Capital Return Amount” shall mean with respect to a Partner (i) a return amount equal to the application to the balance of Net Additional Capital from time to time of such Partner of a rate equal to two percent (2%) over the the prime rate of interest for major money center banks most recently reported in The Wall Street Journal under the heading “Money Rates”, less (ii) all amounts distributed to such Partner pursuant to Section 4.2(b)(i).

         “Adjusted Capital Account” shall mean the Capital Account maintained for each Partner as provided in Section 7.1(b), (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under Article III, if any, and (ii) an amount equal to such Partners’ allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations and (b) reduced by (1) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e) (2) and 706(d) of the Internal Revenue Code and Treasury Regulation § 1.751-1(b)(2)(ii)(d), and (ii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

        “Affiliate” shall mean, with respect to any person, (a) any person directly or indirectly owning, controlling or holding with power to vote 40% or more of the outstanding voting equity interests of such person, (b) any person directly or indirectly controlling, controlled by or under common control with the such person, and (c) any officer, director, member, partner or sanguinal or affinal kin of such person or any person described in subsection (a) or (b) of this paragraph. As used in this Agreement, the term “person” shall include an individual, an estate, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust or any other entity.

        “Agreement” shall have the meaning assigned to such term in the preamble.

        “Available Cash” shall mean, as of any date, the amount, if any, by which:

(A)

The cumulative net income (excluding trade, barter and other non-cash income) of the Partnership (as determined in accordance with accounting principles generally accepted in the United States applied in a manner consistent with the preparation of Emmis’ audited financial statements) for the period from the date of closing through the applicable date; plus income taxes, depreciation and amortization to the extent deducted in the determination of such net income; minus (or plus) any gain (or loss) on sale or other disposition of fixed assets to the extent taken into account in determining such net income; minus any principal debt service payments made during such period; minus capital expenditures made during such period (except to the extent funded with debt proceeds); and after adjusting such net income to exclude the cumulative effect of changes in accounting principles;

      Exceeds:

(B)

The sum of (i) all Distributable Cash required previously or on the applicable date to be distributed to the Partners pursuant to Section 4.2, plus (ii) any Available Cash previously distributed to the Partners in excess of the Distributable Cash required under Section 4.2 to have been previously distributed to the Partners.

         “Business Opportunities” shall have the meaning assigned to such term in Section 10.12.

         “Buyer” shall have the meaning assigned to such term in Section 9.5(a).

        “Call Notice” shall have the meaning assigned to the term in Section 9.4(a),

         “Capital Account” shall have the meaning assigned to such term in Section 7.1(6).

        “Capital Contributions” shall mean for any Partner at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value of any property (net of liabilities secured by such property which the Partnership assumes or takes subject to) contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property (net of liabilities secured by such property which the Partnership assumes or takes subject to) agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

         “Closing” shall have the meaning assigned to the term in Section 9.6(a),

         “Deficit Partner” shall have the meaning assigned to such term in Section 4.1(b)(iv).

        “Dispute Notice” shall have the meaning assigned to such term in Section 10.1l(b).

        “Distributable Cash” shall mean, as of the last day of a calendar month, the amount, if any, by which:

(A)

The product of (I) 90% times (II) the cumulative net income (excluding trade, barter and other non-cash income) of the Partnership (as determined in accordance with accounting principles generally accepted in the United States applied in a manner consistent with the preparation of Emmis’ audited financial statements) for the period from the date of closing through the last day of the second calendar month preceding the distribution date; plus income taxes, depreciation and amortization to the extent deducted in the determination of such net income; minus (or plus) any gain (or loss) on sale or other disposition of fixed assets to the extent taken into account in determining such net income; minus any principal debt service payments made during such period; minus capital expenditures made during such period (except to the extent funded with debt proceeds); plus the decrease (or minus the increase) in working capital (excluding cash) as of the end of the last month in such period compared to the working capital at the end of the preceding calendar month in such period; and after adjusting such net income to exclude the cumulative effect of changes in accounting principles;

      Exceeds:

(B)	The amount of Distributable Cash required under Section 4.2 to have been previously distributed to the Partners.

        “EBITDA” shall have the meaning assigned to the term in Section 9.4(b).

        “First Call Date” shall have the meaning assigned to the term in Section 9.4(c),

        “Emmis” shall have the meaning assigned to such term in the preamble.

         “General Partner” shall have the meaning assigned such term in the introductory paragraph, and any person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.

        “General Partner Regulations” shall mean the Amended and Restated Regulations of Radio Austin Management, L.L.C., as the same shall be amended from time to time.

         “Indemnitee” shall have the meaning assigned to such term in Section 5.8(a).

         “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

         “Limited Partners” shall have the meaning assigned to such term in the introductory paragraph, and any person who becomes a substituted limited partner of the Partnership pursuant to the terms hereof.

         “Management Agreement” shall have the meaning assigned to such term in Section 5.1(d).

         “Management Fee” shall have the meaning assigned to such term in Section 5.1(d).

        “Minimum Gain” shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

        “Net Additional Capital” shall mean the amount of Additional Capital Contributions made by a Partner under Section 3.2 less all amounts returned to the Partner under Section 4.2(b)(ii).

         “Offered Interest” shall have the meaning assigned to such term in Section 9.5(a).

        “Other Partner” shall have the meaning assigned to such term in Section 9.5(a).

        “Ownership Unit” shall have the meaning specified in Section 9.1(a).

        “Partner Nonrecourse Debt” shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

        “Partner Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

        “Partners” shall mean the General Partner and the Limited Partners.

        “Partnership” shall mean Emmis Austin Radio Broadcasting Company, L.P., a Texas limited partnership.

        “Partnership Interest” shall mean the interest of a Partner in the Partnership.

         “Partnership Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

        “Positive Partner” shall have the meaning assigned to such term in Section 4.1(b)(iv).

        “Proportionate Share” as applied herein to the proportion of an Ownership Unit or Partnership Interest that a Limited Partner shall have the right to purchase or sell hereunder, shall mean that proportion of such Ownership Unit or Partnership Interest, as applicable, then subject to purchase or sell that the Ownership Unit or Partnership Interest, as applicable, owned by the particular Limited Partner bears to the aggregate Ownership Units or Partnership Interests, as applicable, owned by all Limited Partners having the right to purchase or sell hereunder. In addition, if any Ownership Units or Partnership Interests, as applicable then subject to purchase hereunder are not purchased by any Limited Partner entitled to purchase the same, the term “Proportionate Share” shall also include that proportion of Ownership Units or Partnership Interests, as applicable, not purchased by any Limited Partner entitled to purchase the same hereunder that the Ownership Units or Partnership Interests, as applicable, owned by the particular Limited Partner bears to the Ownership Units or Partnership Interests, as applicable, owned by all Limited Partners having the right to purchase hereunder other than the Limited Partners not purchasing any or all of the Ownership Units or Partnership Interests, as applicable, such Limited Partner would be entitled to purchase under the first sentence of this paragraph.

         “Receiving Partner” shall have the meaning assigned to such term in Section 9.5(a).

         “SEC” shall mean the Securities and Exchange Commission.

        “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto.

        “Sharing Ratio” shall mean for any Partner the percentage set forth opposite such Partner’s name on the signature page to this Agreement.

        “Sinclair” shall have the meaning assigned to such term in the preamble.

         “Specified Price” shall have the meaning assigned to such term in Section 9.5(a).

        “Tag-Along Interest” shall have the meaning assigned to such term in Section 9.5(a).

         “Transfer” shall have the meaning assigned to such term in Section 9.1(a).

        “Treasury Regulations” shall mean those regulations promulgated by the United States Treasury Department from time to time pursuant to and in connection with the Internal Revenue Code.

        Section 2.2     References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE III

Capitalization

        Section 3.1     Capital Contributions of Partners. On or before the date of this Agreement, Emmis has acquired the interest of LBJ Broadcasting Company, L.L.C. in the Partnership, and Sinclair has contributed the assets (subject to certain liabilities) of KEYI(FM), Austin, Texas, to the Partnership with a value for capital account purposes agreed by Emmis and Sinclair.

        Section 3.2     Additional Capital Contributions; Partner Loans.

        (a)     The Partners shall not be obligated to make further contributions to the capital of the Partnership. However, a Partner may make Additional Capital Contributions to the Partnership in amounts and at such times as agreed by the contributing Partner and the General Partner, provided that (i) the General Partner shall not agree on behalf of the Partnership to accept any Additional Capital Contribution unless such Additional Capital Contribution is reasonably necessary for the operation of the Partnership’s business, and (ii) each Limited Partner shall have the right to make a pro rata portion of any Additional Capital Contribution to be accepted by the Partnership, based on the Limited Partner’s relative Sharing Ratio.

        (b)     If the Partnership needs additional funds, one or more Partners or any Affiliate of a Partner may, at the option of the General Partner, loan such funds to the Partnership. Any such loan must be made upon terms and conditions no less favorable to the Partnership than those upon which an independent company would make such a loan to an entity with financial and business characteristics similar to the Partnership.

ARTICLE IV

Allocations and Distributions

        Section 4.1     Allocation of Profits and Losses.

        (a)     Except as provided in subsections (b), (c) and (d) of this Section 4.1, all profits (and items thereof) of the Partnership shall be allocated to the Partners as follows: (i) first, to any Partner to whom is distributed an Additional Capital Return Amount pursuant to Section 4.2(b)(i), profits equal to the Additional Capital Return Amount so distributed; and (ii) thereafter in accordance with each Partner’s Sharing Ratio. In the event in any taxable year profits are insufficient to equal the Additional Capital Return Amount so distributed, profits in the next succeeding taxable year shall be specially allocated pro rata to the extent of such deficiencies in prior years after the application of subsection (a)(i) for such taxable year but prior to the application of subsection (a)(ii) for such taxable year. Except as provided in subsections (b), (c) and (d) of this Section 4.1, all losses (and items thereof) of the Partnership shall be allocated and charged to the Partners in accordance with each Partner’s Sharing Ratio. Gains or losses of the Partnership on sales of assets shall be allocated in the same manner as provided in this subsection (a).

        (b)     The following special allocations shall be made in the following order:

    (i)        Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with applicable Treasury Regulations.

    (ii)        If for any fiscal year of the Partnership there is a net decrease in Partnership Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such fiscal year equal to such Partner’s share of such net decrease, as determined in accordance with applicable Treasury Regulations. This paragraph (ii) is intended to comply with the “minimum gain chargeback” requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

    (iii)        If for any fiscal year of the Partnership, there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain equal to such Partner’s share of such net decrease, as determined in accordance with applicable Treasury Regulations. This paragraph (iii) is intended to comply with the “minimum gain chargeback” requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

    (iv)        If for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner’s Adjusted Capital Account as of the end of such fiscal year (a “Deficit Partner”) after taking into account the provisions of paragraphs (i) through (iii) of this Section 4.l(b), only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Deficit Partner and the remaining loss or deduction shall be allocated to the Partners whose Adjusted Capital Accounts have a positive balance remaining at such time (the “Positive Partners”) in proportion to such positive balances. After any such allocation, any Partnership income or gain that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partners up to an amount equal to the loss or deduction allocated to the Positive Partners under the preceding sentence; provided, however, that no allocation of income or gain shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero. If, after taking into account the allocation in the first sentence of this paragraph (iv), the Adjusted Capital Account balance of a Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided that if there is more than one Deficit Partner, such income or gain shall be allocated to all Deficit Partners in proportion to their negative Adjusted Capital Accounts; and provided further that no allocation under this sentence shall have the effect of causing any Positive Partner’s Adjusted Capital Account to be less than zero. This paragraph (iv) is intended to comply with the requirements of the alternate test for economic effect (including the requirement of a “qualified income offset”) contained in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations in such manner that minimizes, to the extent possible, the potential distortion to the economic arrangement of the Partners as otherwise reflected in this Agreement, and this paragraph (iv) shall be interpreted consistently with such intent.

(v) Any deduction arising from payment of a Management Fee shall be specially allocated to Emmis.

        (c)     In the case of any property contributed to the Partnership by any Partner which at the time of contribution has an adjusted tax basis which differs from its fair market value, items of income, gain, loss and deduction shall, solely for income tax purposes, be allocated as required under Section 704(c) of the Internal Revenue Code to take account of such difference. In making such allocations the General Partner shall use the “traditional method with curative allocations,” as specified in the Treasury Regulations published under Section 704(c) of the Internal Revenue Code, which curative allocations shall be limited to depreciation and amortization deductions, so that each Limited Partner will be entitled to the same amount of depreciation and amortization deductions for federal income tax purposes as such Limited Partner would have received if all depreciation and amortization deductions attributable to property contributed by such Limited Partner had been allocated to such Limited Partner.

        (d)     If, after applying the foregoing provisions of this Section 4.1, a distribution of cash or marketable securities to any Partner (including deemed distributions resulting from reductions in debt allocated to such Partner) would exceed the tax basis of such Partner in its interest in the Partnership immediately before the distribution such that income would be recognized by such Partner under Section 731(a) of the Internal Revenue Code, income or gain for the period immediately prior to such distribution shall be reallocated in a manner that avoids this result to the extent possible and to the extent such reallocation is not inconsistent with the foregoing provisions of this Section 4.1.

        (e)     It is the intention of the Partners that the allocations described in this Agreement comply with the requirements of Treasury Regulation Section 1.704. To the extent any changes to these allocations are required by the applicable Treasury Regulations with respect to such items, the General Partner is hereby authorized to make such changes after notice to the Partners.

        Section 4.2     Distributions.

        (a)     Subject to Section 4.2(d), the General Partner shall cause the Partnership to distribute to the Partners the following amounts of cash on the following dates:

Date	Distribution to Sinclair	Distribution to Emmis	Distribution to General Partner
_______________, 2003	$346,472.35	$347,861.01	$5,666.64
_______________, 2003	$346,472.35	$347,861.01	$5,666.64
_______________, 2003	$346,472.35	$347,861.01	$5,666.64

        (b)     Commencing on the last day of the third full calendar month following the date of this Agreement and on the last day of each succeeding calendar month during the term of the Partnership, the Partnership will first make the following preferred cash distributions of Distributable Cash (to the extent of available Distributable Cash as of such date) to Partners who have made Additional Capital Contributions that have not been returned:

(i)	First, subject to Section 4.2(d), to each Partner an amount equal to such Partner’s Additional Capital Return Amount, pro rata according to such Additional Capital Return Amounts; and

(ii)	Then, to each Partner an amount equal to such Partner’s Net Additional Capital, pro rata according to the amounts of such Net Additional Capital.

        (c)     Commencing on the last day of the third full calendar month following the date of this Agreement and on the last day of each succeeding calendar month during the term of the Partnership, the Partnership will next make a cash distribution to the Partners equal to any Distributable Cash remaining as of such date after the distributions, if any, of Distributable Cash under Section 4.2(b). To the extent determined appropriate within the General Partner’s discretion, the Partnership will be entitled, but not obligated, to distribute Available Cash in excess of Distributable Cash required to be distributed under this Section 4.2(c). Subject to Section 4.2(d), all distributions of Available Cash (including Distributable Cash) will be made to the Partners in accordance with their respective Sharing Ratios.

        (d)     If the Partnership has entered into a Management Agreement in accordance with Section 5.1(d), then (i) any Management Fee paid to Emmis or its Affiliate on a distribution date specified in Section 4.2(a) shall be deducted from the amount payable to Emmis pursuant to Section 4.2(a) on such date; (ii) any Management Fee paid to Emmis or its Affiliates shall be disregarded in calculating Distributable Cash and Available Cash; (iii) any Management Fee calculated in the same manner as a distribution payable pursuant to Section 4.2(b)(i) and that is paid to Emmis or its Affiliate at the end of a calendar month shall be deducted from the amount payable to Emmis pursuant to Section 4.2(b)(i) at the end of such calendar month; (iv) any Management Fee calculated in the same manner as a distribution of Distributable Cash payable pursuant to Section 4.2(c) and that is paid to Emmis or its Affiliate at the end of a calendar month shall be deducted from the amount of Distributable Cash payable to Emmis pursuant to Section 4.2(c) at the end of such calendar month; (v) any Management Fee based on a distribution of Available Cash payable pursuant to Section 4.2(c) and that is paid to Emmis or its Affiliate shall be deducted from such distribution of Available Cash payable to Emmis pursuant to Section 4.2(c); and (vi) the General Partner shall make such equitable adjustments in allocations of profits and losses and distributions as are reasonably necessary to place the Partners as nearly as possible in the same situation as if no Management Fee had been paid.

ARTICLE V

Management

      Section 5.1     Power and Authority of General Partner.

        (a)     The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in Section 5.2 and elsewhere in this Agreement or in the General Partner Regulations, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership, including, without limitation, (i) the determination of the business activities in which the Partnership will participate; (ii) the making of any expenditures, the borrowing of money, subject to the General Partner Regulations the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations it deems necessary or advisable for the conduct of the business activities of the Partnership; (iii) subject to the General Partner Regulations, the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, or exchange of any or all of the real estate or other assets of the Partnership; (iv) the entering into and execution of any contracts or other agreements customarily employed in the industry and any and all other instruments or documents considered by the General Partner to be necessary or appropriate to carry on and conduct the business of the Partnership, for such consideration and on such terms as the General Partner may determine to be in the best interests of the Partnership or the implementation of its powers under this Agreement; (v) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vi) the maintenance of such insurance for the benefit of the Partnership as it deems necessary; (vii) the formation of any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships that it deems desirable, and the contribution to such partnerships, ventures, corporations, limited liability companies or other relationships of assets and properties of the Partnership; (viii) the representation of the Partnership before any governmental authority or regulatory agency and the making of all necessary or appropriate filings before such authority or agency; (ix) the appointing of attorneys-in-fact and officers who will act on behalf of the Partnership; (x) the admission of additional limited partners upon such terms and upon such conditions as the General Partner shall determine in its sole discretion; and (xi) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation.

        (b)     To the extent required under any applicable law, each Limited Partner hereby consents and agrees that the General Partner is authorized to execute, deliver and perform the agreements, acts, transactions and matters described in the Agreement on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, including without limitation the sale or disposition of Partnership property and despite the fact that the specific terms and conditions of any such sale or disposition are not presently known by such Partner. The participation by the General Partner in any agreement or action authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

        (c)     In accomplishing all of the foregoing and in fulfilling its obligation pursuant to this Agreement, the General Partner may, in its sole discretion, retain or use the personnel, properties and equipment of any of its Affiliates or the General Partner may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the General Partner deems advisable. Without limiting the generality of the foregoing, the Partners specifically acknowledge that all or substantially all of the employees working at the Partnership’s radio stations will be employees of Emmis or an Affiliate of Emmis rather than employees of the Partnership or the General Partner. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

        (d)     In fulfilling its obligations pursuant to this Agreement, the General Partner may, in its sole discretion, cause the Partnership to enter into a management agreement (a “Management Agreement”) with Emmis or any Affiliate of Emmis pursuant to which Emmis or such Affiliate would undertake to perform all or any portion of the management responsibilities of the General Partner under this Agreement. The amount payable to Emmis or such Affiliate under any such Management Agreement shall not exceed the sum of (i) any distributions to which Emmis would otherwise be entitled under Section 4.2 (the “Management Fee”) and (ii) any reimbursements of expenses to which the General Partner would be entitled under this Agreement.

        Section 5.2     Duties and Services of the General Partner. The General Partner shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Partnership, the General Partner shall (a) use its reasonable good faith efforts to cause the Partnership (i) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and (iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of the Partnership’s business and operations and (b) attend to other day-to-day affairs of the Partnership in a manner which is in the best interests of the Partnership.

        Section 5.3     General Managers and Other Officers.

        (a)     The General Partner shall appoint one or more General Managers to be responsible for the oversight of the day-to-day operations of the Partnership as they relate to one or more of the Partnership’s radio station assets. In addition, the General Managers shall have such other powers and duties as may be delegated to them from time to time by the General Partner. Any General Manager may be removed, either for or without cause, at any time by the General Partner.

        (b)     The Board of Directors and officers of the General Partner shall also constitute the Board of Directors and officers of the Partnership. Any action taken by the Board of Directors or officers of the General Partner on behalf of the Partnership shall be deemed to be action by the Board of Directors or officers, respectively, of the Partnership in their capacity as such.

        (c)     The General Partner may appoint one or more persons to act as other officers or agents of the Partnership, with the responsibilities, powers, titles, terms of office and duties the General Partner prescribes. Any such officer or agent may be removed, either for or without cause, at any time by the General Partner. The same person may hold two or more offices.

        Section 5.4     Employees. The General Partner may, on the Partnership’s behalf, hire (and subsequently terminate or promote) such employees of the Partnership at such salaries and with such responsibilities as it deems appropriate. The General Partner is also authorized to lease or otherwise arrange for the services of employees of Emmis, Sinclair, any of their Affiliates or any third party. In connection therewith, the General Partner way also create or adopt such employee benefit plans and policies as it deems appropriate and is hereby authorized to obtain such insurance policies and enter into such other arrangements as it deems appropriate in connection with such plans and policies.

        Section 5.5     Liability of Partners and Indemnification.

        (a)     The General Partner, the Limited Partners and their Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence or willful misconduct, and the Partnership shall indemnify to the maximum extent permitted under the Act and save harmless the General Partner and the Partners and their partners, officers, directors, employees and agents (individually, “Indemnitee”) from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

        (b)     The Partnership shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

        (c)     The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.

        (d)     The indemnification provided by this Section 5.5 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Partner or an officer, director, employee or agent of a Partner or as a person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

        (e)     In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.

        (f)     An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (g)     The Limited Partners hereby expressly agree that (i) the duty of loyalty owed by the General Partner under Section 4.04(b) of the Texas Revised Partnership Act shall not be violated by the types or categories of activities of, and standards applicable to, the General Partner or its Affiliates described in the foregoing provisions of this Section 5.5 and the other express provisions of this Agreement, (d) the foregoing provisions of this Section 5.5 and the other express provisions of this Agreement shall determine the standards by which the performance of the obligation or duty of care owed by the General Partner and its Affiliates under Section 4.04(c) of the Texas Revised Partnership Act is to be measured and (iii) the activities, standards and provisions described or referred to in subsections (i) and (ii) of this sentence are not manifestly unreasonable.

        Section 5.6     Contracts with Affiliates. The Partnership may enter into contracts and agreements with the General Partner and any of its Affiliates for the rendering of services and the sale and lease of supplies, equipment and personnel on such arm’s-length terms that are no less favorable to the Partnership than those available from unrelated third parties. The Partnership is specifically authorized to enter into a Management Agreement in accordance with Section 5.1(d).

        Section 5.7     Reimbursement of General Partner. The Partnership shall pay or reimburse to the General Partner, as a Partnership expense, all reasonable direct costs and expenses incurred by the General Partner in managing and conducting the business and affairs of the Partnership, including, without limitation, (i) all costs and expenses incurred in any business of the Partnership, (ii) secretarial, telephone, office rent and other office expenses, (iii) salaries and other compensation expenses of employees, officers and directors, (iv) other administrative expenses, (v) travel expenses, (vi) legal and accounting costs and expenses and (vii) expenses incurred in providing or obtaining such other professional, technical, administrative services and advice as the General Partner may deem necessary or desirable. The General Partner may utilize the services of any of its Affiliates or the Affiliates of Sinclair in the course of conducting the business and affairs of the Partnership, and the Partnership may pay, and any such Affiliate shall be entitled to receive, a reasonable fee for any services performed at the request of the General Partner for the Partnership. However, no such fee shall include any allocation of such Affiliate’s direct or indirect overhead expense. The General Partner shall determine which expenses are allocable to the Partnership in a manner which is fair and reasonable to the General Partner and the Partnership, and if such allocation is made by the General Partner in good faith it shall be conclusive in the absence of manifest error.

        Section 5.8     Insurance. The General Partner shall acquire and maintain for the Partnership at the Partnership’s expense insurance covering such risks and in such amounts as the General Partner shall from time to time determine to be necessary or appropriate.

        Section 5.9     Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as it shall deem appropriate in its sole discretion; provided, however, that no Partner shall elect to have the Partnership be treated as anything other than a partnership for federal income tax purposes. The General Partner shall make an election under Section 754 of the Internal Revenue Code to give Emmis the benefit of a step-up in basis in the Partnership’s assets in connection with its admission as a Partner. The General Partner shall elect a fiscal year ending February 28 as the Partnership’s fiscal year.

        Section 5.10     Tax Returns. The General Partner shall prepare or cause to be prepared and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership.

        Section 5.11     Tax Matters Partner. The General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code. The General Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Such power and authority shall include, without limitation, the power and authority to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any Partnership tax matter, and to enter into a settlement agreement relating to any Partnership tax matter.

        Section 5.12     Withdrawal by the General Partner. The General Partner shall not voluntarily withdraw from the Partnership.

        Section 5.13     Certain Decisions.

        (a)     Unless otherwise expressly provided in this Agreement (i) whenever a conflict of interest exists or arises between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or (ii) whenever this Agreement provides that the General Partner shall act in a manner which is or provide terms which are fair and are reasonable to the Partnership or the Limited Partners, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles, and in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law, rule or regulation. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty under the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provisions of this Section 5.13.

        (b)     Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interests or factors affecting the Partnership or the Limited Partners or (ii) in “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or under the Act or any other applicable law, rule or regulation. Each Partner hereby consents and agrees that the General Partner may so act, waives any standard of care or duty imposed in this Agreement or under the Act or any other applicable law, rule or regulation, waives the rights and protection provided and afforded thereby, and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provision of this Section 5.13.

        (c)     The Limited Partners hereby expressly agree that (i) the duty of loyalty owed by the General Partner under Section 4.04(b) of the Texas Revised Partnership Act shall not be violated by the types or categories of activities of, and standards applicable to, the General Partner or its Affiliates described in the foregoing provisions of this Section 5.13 and the other express provisions of this Agreement, (ii) the foregoing provisions of this Section 5.13 and the other express provisions of this Agreement shall determine the standards by which the performance of the obligation or duty of care owed by the General Partner and their Affiliates under Section 4.04(c) of the Texas Revised Partnership Act is to be measured and (iii) the activities, standards and provisions described or referred to in subsections (i) and (ii) of this sentence are not manifestly unreasonable.

ARTICLE VI

Rights of Limited Partners

        Section 6.1     Rights of Limited Partners. Each of the Limited Partners shall have the right to: (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Limited Partner; (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Partnership by decree of court as provided for in the Act; and (d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided herein). The Limited Partners acknowledge that they may receive information regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Partnership. Each Limited Partner shall hold in strict confidence any information it receives regarding the Partnership and will not disclose it to any person other than another Limited Partner, except for disclosures (1) compelled by law (but the Limited Partner must notify the General Partner promptly of any request for that information, before disclosing it, if practicable), (2) to advisors or representatives of the Limited Partner who have agreed to be bound by the provisions hereof or (3) of information that Limited Partner also has received from a source independent of the Partnership that the Limited Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Limited Partners acknowledge that breach of the provisions of this Section 6.1 may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Limited Partners agree that the provisions of this Section 6.1 may be enforced by specific performance.

        Section 6.2     Limitations on Limited Partners. The Limited Partners (in their respective capacities as Limited Partners of the Partnership) shall not: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Limited Partners have any such power or right or that the Limited Partners are anything other than “limited partners” in the Partnership.

        Section 6.3     Liability of Limited Partners. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except (a) for any unpaid Capital Contributions agreed to be made by a Partner, (b) to the extent of the Limited Partners’ share of the assets (including undistributed revenues) of the Partnership and (c) as otherwise provided in the Act.

        Section 6.4     Withdrawal and Return of Capital Contributions. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Limited Partner of all of its interest in the Partnership in accordance with Section 9.1, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement are or may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

ARTICLE VII

Books, Reports and Meetings

        Section 7.1     Capital Accounts; Books and Records.

        (a)     The General Partner shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.

        (b)     An individual capital account (a “Capital Account”) shall be maintained by the Partnership for each Partner as provided below:

    (i)        The Capital Account of each Partner shall, except as otherwise provided herein, be (A) credited with the amount of any cash contributed to the Partnership by such Partner; (B) credited with the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner for federal income tax purposes, (D) debited by the amount of any item of deduction or loss allocated to such Partner for federal income tax purposes, (E) debited by such Partner’s allocable share of expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code, and (F) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code).

    (ii)        Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Partners, except to the extent required by Treasury Regulation Section 1.704-1(b)(2)(iv)(m), and the Partners’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 7.1(b) as if no such election had been made.

    (iii)        Capital Accounts shall be adjusted, in a manner consistent with this Section 7.1(b), to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

    (iv)        In the case of property contributed to the Partnership by a Partner, the Partners’ Capital Accounts shall be debited or credited in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for items of depreciation, cost recovery, amortization, and gain or loss with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of the contribution of the property to the Partnership, in lieu of the adjustments to the Capital Accounts otherwise provided in this Section 7.1(b) for such items.

    (v)        It is the intention of the Partners that the Capital Accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such Regulation, the General Partner is hereby authorized to make such adjustment after notice to the Partners.

        Section 7.2     Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The General Partner may invest the Partnership funds in such money market accounts or other investments as the General Partner shall determine to be necessary or appropriate.

        Section 7.3     Reports. The Partnership shall deliver to the Partners (i) annually, within 135 days after the end of each fiscal year of the Partnership, financial statements as of the end of and for such fiscal year which have been audited by a public accounting firm selected by the General Partner, (ii) monthly, within 30 days after the end of the preceding month, an unaudited income statement and an unaudited balance sheet as of the end of and for the preceding month and (iii) such other reports and financial statements as the General Partner shall determine from time to time or as a Limited Partner shall reasonably request.

ARTICLE VIII

Dissolution, Liquidation and Termination

        Section 8.1     Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

    (a)        The fifty (50) year anniversary of the date hereof.

    (b)        provided for in the Act.

    (c)            The consent in writing of the General Partner and all the Limited Partners.

    (d)            The occurrence of any event which, under the Act, causes the dissolution of a limited partnership.

        Section 8.2     Reconstitution. Upon the dissolution of the Partnership as a result of an event described in Section 8.1(b) or 8.1(d) or, to the extent permitted under the Act, the Partnership may be reconstituted and its business continued without being wound up as provided in Section 8.03 of the Act, and the provisions of Section 6.02 of the Act shall be applicable.

        Section 8.3     Liquidation and Termination. Upon dissolution of the Partnership, unless reconstituted under Section 8.2, the General Partner or, if the withdrawal of the General Partner caused the dissolution of the Partnership, a person selected by any group of Limited Partners whose combined Sharing Ratios are greater than 50%, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner (including without limitation the power to sell all or substantially all of the assets of the Partnership as provided in Section 5.1). The steps to be accomplished by the liquidator are as follows:

        (a)     As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership’s independent accountants of the Partnership’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

        (b)     The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership and after making adjustments for all profits, losses and distributions for the taxable year, the Partners’ Capital Accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of termination of the Partnership and (ii) debiting or crediting each Partner’s Capital Account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such Capital Account would be debited or credited with gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value by the appraiser selected in the manner provided above) distribute to the Partners such amounts as are required to pay the positive balances of their respective Capital Accounts. Such a distribution shall be in cash or in kind as determined by the liquidator. The liquidator shall have authority to either (A) sell all or a portion of the Partnership’s assets and distribute the net proceeds or (B) distribute the Partnership’s assets to the Partners in such manner as the liquidator may deem appropriate. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of either the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation § 1.704-1(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 8.3.

        (c)     Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

        (d)     Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its Capital Account at any time.

        The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 8.3 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.

ARTICLE IX

Assignments of Interests

        Section 9.1     Restrictions on Transfer.

        (a)     No Partner, any spouse of any Partner who is a natural person, any executor, administrator, guardian or other personal representative of any natural person who has become deceased or subject to disability of any Partner, or any legal representative, agent or assignee of any Partner or any spouse of any Partner who is a natural person, as the case may be, shall, directly or indirectly, sell, transfer, assign, make gifts of, or in any manner dispose of or alienate (“Transfer”) any Partnership Interest in the Partnership or membership interest in the Partnership’s general partner (collectively, the “Ownership Units”), or any right or interest therein, to any person without the prior written consent of each of the other Partners (which consent may be withheld by such Partners in their sole and absolute discretion) unless (i) the Transfer is of a Partner’s entire interest in its entire Ownership Unit to a single transferee, and (ii) the Transfer made in accordance with this Article IX. A Partner may pledge or otherwise grant a security interest in its Partnership Interest or Ownership Units, or any right or interest therein, but any transfer of such Partnership Interest or Ownership Units in realization or satisfaction of such pledge or security interest is a Transfer within the meaning of this Section 9.1 and subject to this Article IX.

        (b)     Anything in this Agreement to the contrary notwithstanding, no Transfer of an Ownership Unit otherwise permitted or required by this Agreement shall be made unless such Transfer is in compliance with federal and state securities laws, including without limitation the Securities Act. In connection with any Transfer or proposed Transfer of an Ownership Unit, if requested by the Partnership, before such Transfer the holder of such an Ownership Unit proposing to effect such Transfer shall provide to the Partnership either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Partnership, addressed to the Partnership and satisfactory in form and substance to the Partnership, to the effect that the proposed Transfer of an Ownership Unit may be effected without registration under the Securities Act and applicable state securities laws, or (ii) a “no-action” letter from the staff of the SEC to the effect that the distribution of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken in respect thereof, or a combination of (i) and (ii) hereof.

        (c)     Anything in this Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by each of the Partners, no Transfer of an Ownership Unit otherwise permitted or required by this Agreement shall be effective unless and until the transferee (and such transferee’s spouse, if applicable) shall execute and deliver to the Partnership an Addendum Agreement in the form attached hereto as Exhibit A (an “Addendum Agreement”) in which such transferee (and such transferee’s spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on Partners hereby. Each person to whom a Transfer of an Ownership Unit is permitted by this Agreement, who receives a Transfer of an Ownership Unit during the term of the Partnership, and who agrees in writing to be bound by the provisions hereof, shall thereafter become a “Partner” for all purposes of this Agreement.

        (d)     Transfers of an Ownership Unit may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of an Ownership Unit that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Partnership shall not recognize nor be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Partnership.

        (e)     Notwithstanding anything in this Agreement to the contrary, the General Partner shall not transfer its Partnership Interest.

        (f)     Notwithstanding anything to the contrary in this Agreement or in the Regulations, (i) prior to expiration of the two (2) year period commencing on the date of this Agreement, (A) Sinclair shall not Transfer its Ownership Interest in whole or in part to Emmis or to any third party, and (B) Emmis shall not purchase or otherwise acquire Sinclair’s Ownership Interest in whole or in part. This Section 9.1(f) shall not be amended, modified, terminated, waived or restated unless written notice thereof is given to The LBJ Holding Company at its address at 114 West 7th Street, Austin, Texas 78701, Attention: President.

        Section 9.2     Specific Performance. Each Partner acknowledges that it shall be impossible to measure in money the damage to the Partnership or the Partner(s), if any Partner or any transferee or any legal representative of any Partner fails to comply with any of the restrictions or obligations imposed by this Article IX, that every such restriction and obligation is material, and that in the event of any such failure, the Partnership or the Partner(s) shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article IX and to prevent any disposition of an Ownership Unit in contravention of any terms of this Article IX, and waives any defenses thereto, including, without limitation, the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

        Section 9.3     Partners of Record, Related Matters. The Partnership and the General Partner will be entitled to consider the owner of a Partnership Interest as set forth in the records of the Partnership as the absolute owner thereof for all purposes. Neither the Partnership nor the General Partner will incur any liability for distributions of cash or other property made in good faith to the owner of a Partnership Interest until such time as a written assignment of such Partnership Interest and an Addendum Agreement has been received and accepted by the Partnership and such assignment has been recorded on the books of the Partnership. The Partnership and the General Partner may refuse to accept a purported assignment of a Partnership Interest until the end of the next succeeding quarterly or annual accounting period. No Partner shall under any circumstances Transfer a Partnership Interest to a minor or incompetent or any other person not qualified to become a Partner pursuant to this Agreement. In no event will any purported Transfer of any Partnership Interest, by operation of law or otherwise, require the Partnership or the General Partner to account to more than one person with respect to such transferred Ownership Unit. In the event of a permitted Transfer of a Partnership Interest by a Partner, allocations between the assignor and assignee of deductions, credits and income of the Partnership for federal, state and local income tax purposes shall be based on the portion of the year during which the assignor and assignee each owned such transferred Ownership Unit.

        Section 9.4     Call Option.

        (a)     At any time on or after the First Call Date (as defined below), Emmis may elect to purchase Sinclair’s entire Ownership Unit (or the entire Ownership Unit of each transferee of Sinclair, if Sinclair has voluntarily or involuntarily transferred its Ownership Unit) by providing written notice (the “Call Notice”) of its intent to exercise its rights under this Section 9.4.

        (b)     The purchase price for a purchase pursuant to this Section 9.4 will equal the sum of:

(i)

49.9% of the amount calculated by multiplying 18 times EBITDA (as defined below) for the 12 consecutive calendar month period immediately prior to the date Emmis exercises its right of purchase under this Section 9.4 by providing the Call Notice;

plus

(ii)	Sinclair’s Net Additional Capital and Additional Capital Return Amount, if any, as of the closing date of Emmis’ acquisition of the Sinclair Ownership Unit pursuant to this Section 9.4;

plus

(iii)	49.9% of the Available Cash, if any, as of the last end of the month occurring not less than 30 days prior to the closing date for the acquisition;

minus

(iv)	49.9% of the outstanding balance of any Partnership indebtedness for borrowed money as of the closing date of Emmis’ acquisition of the Sinclair Ownership Unit pursuant to this Section 9.4.

minus

(v)	49.9% of Emmis’ Net Additional Capital and Additional Capital Return Amount, if any, as of the closing date of Emmis’ acquisition of the Sinclair Ownership Unit pursuant to this Section 9.4.

For purposes of determining the purchase price under this Section 9.4(b), “EBITDA” for any period will mean the Partnership’s net income for such period (as determined in accordance with accounting principles generally accepted in the United States applied in a manner consistent with the preparation of Emmis’ audited financial statements) after adjusting such net income to (I) add back interest on indebtedness (including investment interest), income taxes, loss on sale or other disposition of fixed assets, depreciation and amortization, (II) subtract investment income and gain on sale or other disposition of fixed assets, and (III) eliminate extraordinary items and the cumulative effect of changes in accounting principles.

        (c)     For purposes of this Section 9.4, the “First Call Date” is the later of:

(i)	January 1, 2008; or

(ii)	January 1, 2009, if on or before the date in Section 9.4(c)(i) Emmis receives written notice from Sinclair of Sinclair’s election to delay the First Call Date pursuant to this Section 9.4(c)(ii).

        Section 9.5     Right of First Refusal; Tag-Along; Involuntary Transfer Option.

        (a)     Subject to compliance with Section 9.1, if a Limited Partner (the “Receiving Partner”) receives a bona fide written offer from a third party other than an Affiliate of the Receiving Partner (the “Buyer”) to purchase all or part of its Ownership Unit or all or a part of its Partnership Interest and the Receiving Partner desires to accept such offer, the Receiving Partner shall, as a condition precedent to its right to do so, by notice in writing, inform the other Limited Partner or Limited Partners (the “Other Partners”) of the receipt of such offer, the identity of the Buyer, the offered price (the “Specified Price”) for the Ownership Unit or Partnership Interest, as applicable, that are the subject of such offer (the “Offered Interest”) and all other terms and conditions of such offer and shall (i) offer to sell to the Other Partners their Proportionate Share of the Offered Interest, and (ii) include the binding offer of the Buyer to purchase a Proportionate Share of the Other Partners’ Ownership Units (the “Tag-Along Interest”), in each case at the Specified Price (applied proportionately based on the applicable Sharing Ratios) and on the same terms offered by the Buyer. Each Other Partner, at its option, shall have the right, but not the obligation, either to (A) purchase its Proportionate Share of such Offered Interest at the Specified Price or (B) sell the Tag-Along Interest at its pro rata share of the Specified Price to the Buyer, and shall give notice in writing to the Partnership and the Receiving Partner within thirty (30) days of the Other Partners’ receipt of such offer of its election. If one or more of the Other Partners declines to purchase its Proportionate Share of the Offered Interest, the Receiving Partner shall notify the Other Partners who elected to purchase their Proportionate Share of the declining Other Partner’s election, and such Other Partners shall have ten (10) days from their receipt of this notice to notify the Receiving Partner of their election to purchase their Proportionate Share of the Ownership Units or Partnership Interests the declining Other Partner declined to purchase. This procedure shall continue until (i) the Other Partners have elected to purchase all of the Offered Interest or (ii) all of the Offered Interest has been so offered to the Other Partners and the Other Partners collectively have not elected to purchase all of the Offered Interest.

        (b)     If, following the procedures set forth in Section 9.5(a), the Other Partners elect not to purchase all of the Offered Interest so offered for sale (with a failure to notify the Receiving Partner of the election to purchase within the 30-day or 10-day, as applicable, period specified in Section 9.5(a) being deemed an election not to purchase), the Receiving Partner shall (subject to Section 9.5(a)), during a three-month period commencing after the expiration of such 30-day period, be free to sell that portion of the Offered Interest not purchased by the Other Partners to the Buyer, on the terms and provisions specified in its original notice of intention, and if such portion of the Offered Interest is not so disposed of within such three-month period, the Receiving Partner shall continue to own and hold such Offered Interest, and its remaining Ownership Unit subject to the terms and provisions of this Agreement.

        (c)     No Other Partner shall be entitled to sell its Tag-Along Interest unless the Other Partners collectively do not, following the procedures set forth in Section 9.5(a), purchase all of the Offered Interest. If the Other Partners do not purchase all of the Offered Interest, any of the Other Partners may elect to sell its Tag-Along Interest to the Buyer pursuant to this Section 9.5. Any Other Partner so electing shall (i) furnish to the Receiving Partner such information as the Receiving Partner shall reasonably request and otherwise cooperate with the Receiving Partner in order to facilitate the sale and (ii) agree to pay (or reimburse to the Receiving Partner) a portion of all expenses incurred by the Receiving Partner, including without limitation, filing fees, if any, and the fees and disbursements of professionals and experts retained by the Receiving Partner in connection with such sale, equal to the aggregate of such expenses multiplied by a fraction, the numerator of which is the percentage of all of the Ownership Unit represented by the Tag-Along Interest and the denominator of which is the sum of the percentage of the Ownership Unit represented by the Offered Interest and the Tag-Along Interest. All such expenses shall be paid or reimbursed on demand against presentation to the Other Partners of invoices therefor.

        (d)     Upon the bankruptcy, dissolution, death, adjudication of incompetence or other similar event of a Partner or a foreclosure or other realization of a pledge or other security interest which results in an involuntary transfer of the Partner’s Partnership Interest, the other Limited Partner or Limited Partners shall have an irrevocable option to purchase the entire Ownership Unit of the transferring Partner, exercisable within 30 days after receipt by such other Limited Partner or Limited Partners of actual notice of the event giving rise to the involuntary transfer. The purchase price for any purchase pursuant to this Section 9.5(d) shall be calculated in the manner provided in Section 9.4(b), except that (i) in the case of a purchase of Emmis’ Ownership Unit, all references to 49.9% will be deemed to be 50.1%, the reference in Section 9.4(b)(iii) to Sinclair’s Net Additional Capital and Additional Capital Return Amount will be deemed to be to Emmis’ Net Additional Capital and Additional Capital Return Amount and the reference in Section 9.4(b)(v) to Emmis’ Net Additional Capital and Additional Capital Return Amount will be deemed to be to Sinclair’s Net Additional Capital and Additional Capital Return Amount, and (ii) in the case of the purchase of a partial Ownership Unit as a result of realization on a pledge, the total purchase price will be pro rated based on the portion of the Ownership Unit purchased.

        Section 9.6     Closings.

        (a)     Location and Time Periods. The closing of any sale of any (i) Ownership Units pursuant to Section 9.4 of this Agreement; (ii) Offered Interest pursuant to Section 9.5 of this Agreement; or (iii) Tag-Along Interest pursuant to Section 9.5 of this Agreement (each event individually referred to herein as a “Closing”) shall be held at the principal offices of the Partnership, unless otherwise mutually agreed, and (A) in the instance of a sale of any Ownership Units pursuant to Section 9.4 of this Agreement, on a mutually acceptable date not more than, sixty (60) days after the receipt by Sinclair of the notice of election to purchase by Emmis, or (B) in the instance of a sale of any Offered Interest or Tag-Along Interest pursuant to Section 9.5 of this Agreement, on a date mutually acceptable by the Partners not more than fifteen (15) days following the expiration of the last thirty (30) day or ten (10) day, as applicable, period specified in Section 9.5 of this Agreement; provided, however, that the sixty (60) day period referenced in clause (A) and the fifteen (15) day period referenced in clause (B) may be extended if the sole reason for such extension is the need to obtain regulatory consent to or approval for any such sale from the Federal Communications Commission under the Communications Act of 1934, as amended, and any such extension shall be limited to the shortest period of time within which such regulatory consent or approval may be obtained without undue expense or effort. Following the date of Closing, any Partner selling any Ownership Units pursuant to this Article IX shall have no further rights to any distributions in respect of the Ownership Units thus sold (whether or not such distributions relate to income realized prior to or after the date of the Closing) and all such rights shall vest in the party purchasing such Ownership Units. As of the effective date of any transfer permitted hereunder by any Partner selling any Ownership Units pursuant to this Article IX of all of such Partner’s Ownership Units being transferred under this Article IX, such selling Partner’s rights and obligations hereunder shall terminate except as to the provisions of this Agreement that specifically survive a Partner’s withdrawal. The purchase price payable by the party purchasing such Ownership Units pursuant to this Article IX upon its purchase of any Ownership Units pursuant to this Article IX shall be paid in cash in full at the Closing.

        (b)     Closing Adjustments. At the Closing, any closing adjustments which are then usual and customary shall be made between the purchasing party and the selling party as of the date of Closing. The price to be paid for the selling Partner’s Ownership Unit with respect to a purchase under Section 9.5(a) also shall be adjusted by the following: (i) the aggregate amount of all additional capital contributions, made by the selling Partner with respect to the transferred Ownership Unit between the date as of which the price for such interest was established and the date of the Closing and (ii) the aggregate amount of all distributions made to the selling Partner with respect to the transferred Ownership Unit during such period. Any Limited Partner transferring its Ownership Unit shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the acquiring Partner, including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of a Partner’s spouse or any other party who may claim an interest in such Partner’s Ownership Unit. Any monetary default by the selling Partner must be cured out of the proceeds from such sale at the Closing. The Partnership shall use reasonable efforts (at no cost to the Partnership other than incidental transaction costs such as attorneys’ fees for reviewing proposed release documents) to obtain the release of the transferring Partner from any liability for Partnership indebtedness or obligations.

        (c)     Foreign Person Affidavit or Withholding Certificate. At the Closing the selling Partner shall deliver to the purchasing Partner either (i) an affidavit in the form specified in the Treasury Regulations Section 1.1445-2(b)(2)(iii) or otherwise in form satisfactory to the purchasing Partner, that the selling Partner is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code or other provision of law, or (ii) a withholding certificate issued by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code. If the selling Partner fails to deliver such an affidavit or certificate, or if the purchasing Partner has actual knowledge that any such affidavit is not accurate, or if the certificate delivered by the selling Partner indicates that withholding is required, the purchasing Partner may deduct and withhold from the purchase price for the Ownership Unit the percentage of the purchase price required by Section 1445 of the Internal Revenue Code and the amount so withheld shall be deemed to have been paid by the purchasing Partner as part of the purchase price. If any sums are withheld pursuant to this provision, the purchasing Partner shall remit the sums so withheld to and file the required forms with the Internal Revenue Service or other applicable government agency and, in the event of any claimed over-withholding, the selling Partner shall be limited to an action against the Internal Revenue Service or other applicable government agency for refund and hereby waives any claim or right of action against the purchasing Partner on account of such withholding.

ARTICLE X

Miscellaneous

        Section 10.1     Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) United States mail, or (c) expedited delivery service with proof of delivery, addressed to the respective addressee(s). Any Partner may change its address by giving notice in writing to the other Partners of its new address. In addition, any method of notice permitted under the Regulations will be deemed effective notice under this Agreement, and any notice address provided under the Regulations with respect to a Partner shall be used when giving notice under this Agreement.

        Section 10.2     Amendment. This Agreement may be changed, modified or amended only by an instrument in writing executed by the General Partner and all the Limited Partners.

        Section 10.3     Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

       Section 10.4      Entire Agreement. This Agreement and the General Partner Regulations, together, constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

        Section 10.5     Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

        Section 10.6     No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

        Section 10.7     Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws thereof.

        Section 10.8      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with Article IX.

        Section 10.9     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

      Section 10.10.....Dispute Resolution.

        (a)     Any dispute arising between or among Partners out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 10.10, which shall be the sole and exclusive procedures for the resolution of any such disputes.

        (b)     The Partners shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives or other persons who have authority to settle the dispute. Any Partner may give any other Partner or Partners written notice of any dispute not resolved in the normal course of business (a “Dispute Notice”). Within 15 days after delivery of the Dispute Notice, the receiving Partner or Partners shall submit to the sending Partner a written response. The Dispute Notice and the response each shall include (i) a statement of each such Partner’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive or other representative who will represent that Partner and the name of any other person who will accompany the executive or other representative at the meeting or meetings hereinafter contemplated in this Section 10.10. Within 30 days after delivery of the Dispute Notice, the executives or other representatives of the Partners involved in or parties to the related dispute shall meet at a mutually acceptable time and place, and thereafter as often as they mutually deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Partner to the other shall be honored in a timely manner.

        (c)     If a dispute has not been resolved within 45 days after delivery of the related Dispute Notice, or if the Partners involved in or parties to such dispute fail to meet within 30 days after delivery of the Dispute Notice, any of such Partners may initiate arbitration of the dispute in the manner hereinafter provided.

        (d)     Any dispute arising between or among Partners out of or relating to this Agreement or the breach, termination or validity of any provision hereof, which has not been resolved by the non-binding procedure hereinabove provided within 45 days after delivery of the related Dispute Notice, shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association by a sole independent and impartial arbitrator, which arbitrator shall be appointed by mutual agreement of the Partners that are involved in or parties to the dispute or, if they fail to do so within 90 days after delivery of the Dispute Notice as provided herein, the Chief Judge of the United States District Court for the Southern District of Indiana, Indianapolis Division, shall be asked to select and appoint such an arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Indianapolis, Indiana. The arbitrator is not empowered to award damages in excess of compensatory damages and each Partner hereby irrevocably waives any right to recover such excess damages with respect to any dispute resolved by arbitration.

        (e)     The procedures specified in this Section 10.10 shall be the sole and exclusive procedures for the resolution of disputes arising between or among Partners arising out of or relating to this Agreement; provided, however, that a Partner, without prejudice to the above procedures, may file a complaint for statute of limitations reasons, or to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Partners will continue to participate in good faith in the procedures specified in this Section 10.10.

        (f)     All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 10.10 are pending. The Partners will take such action, if any, required to effectuate such tolling.

        (g)     Each Partner is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

        (h)     All negotiations pursuant to this Section 10.10 shall be confidential and treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.

        Section 10.11     No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall confer upon any person other than the Partnership and the Partners any rights, remedies or benefits whatsoever.

        Section 10.12     Referral of Business Opportunities; Noncompetition.

        (a)     Each Limited Partner agrees that it will refer to the Partnership any and all business opportunities that may present themselves or become known to such Limited Partner or its Affiliates to own, acquire, lease, operate, manage or otherwise provide goods or services to or in connection with AM or FM radio stations listed in the Ratings Quarterly Report prepared by Arbitron Ratings Company or any successor as within the Austin, Texas Metro Survey Area, other than the radio stations owned by the Partnership (collectively, “Business Opportunities”). Promptly after becoming aware of a Business Opportunity that is subject to the referral obligation set forth in the preceding sentence, each Limited Partner will provide the other Limited Partner with a written notice and description of such Business Opportunity. The other Limited Partner shall have a period of 60 days from the effective date of such notice to consider such Business Opportunity, and such Limited Partner shall have the right to cause the Partnership to pursue such Business Opportunity by notifying the referring Limited Partner in writing of its intent to cause the Partnership to do so. If the other Limited Partner has not notified the referring Limited Partner of its intention within such 60-day period, or if the other Limited Partner notifies the referring Limited Partner that it does not intend to cause the Partnership to pursue such Business Opportunity at any time, the referring Limited Partner (or any Affiliate thereof) shall be free to pursue such Business Opportunity for its (or such Affiliate’s) own account without breaching or violating this Agreement or any fiduciary duties that may arise under applicable law.

        (b)     Each Limited Partner agrees that other than as provided in Section 10.12(a), neither such Limited Partner nor any of its Affiliates will, directly or indirectly, engage or participate in, own any interest in, perform any service for, or act in any other capacity for any business or organization that engages or participates, directly or indirectly, in the business of owning, leasing, managing or operating FM or AM radio stations listed in the Ratings Quarterly Report prepared by Arbitron Ratings Company or any successor as within the Austin, Texas Metro Survey Area, other than the radio stations owned by the Partnership.

        (c)     Each Limited Partner regards the restrictions contained in this Section 10.12 as reasonable in scope, duration and geographic territory and as reasonably designed to provide the other Limited Partners and the Partnership with limited, legitimate, and reasonable protection against diminution of the value of the Partnership attributable to any actions of any Limited Partner or its Affiliates contrary to such restrictions. Each Limited Partner acknowledges that irreparable damage would occur in the event any of the provisions of this Section 10.12 were breached and accordingly agrees that the Partnership and its other Limited Partner shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 10.12, and shall be entitled to enforce specifically the provisions of this Section 10.12, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Partnership or such other Limited Partners may be entitled under this Agreement or at law or in equity. It is the intent and understanding of the Limited Partners that if, in any action before any court or other governmental entity legally empowered to enforce the provisions of this Section 10.12, any term, restriction, covenant, or promise in this Section 10.12 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified consistently with the remainder of this Agreement to the extent necessary to make it enforceable by such court or other governmental entity.

        (d)     The covenants of the Limited Partners contained in this Section 10.12 are ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of a Limited Partner against the Partnership or any other Limited Partner or Affiliate of a Limited Partner, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Partnership of the covenant of such Limited Partner contained in this Section 10.12.

        (e)     Nothing contained in this Section 10.12 shall be construed to prohibit a Limited Partner from investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any person engaged in a business or activity competitive with the business of the Partnership, provided that (i) such Limited Partner shall not perform any services on behalf of, or in the operation of the affairs of, such person; and (ii) such Limited Partner’s beneficial ownership interest in the stock or other securities of such person shall not exceed two percent (2%) of the issued and outstanding stock or other securities of such person.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:
Sharing Ratio: 0.80952%	RADIO AUSTIN MANAGEMENT, L.L.C. By: Emmis Operating Company, Manager
By: Name: Title:
LIMITED PARTNERS:
Sharing Ratio: 49.69443%	EMMIS OPERATING COMPANY
By: Name: Title
	Address:	40 Monument Circle, Suite 700 Indianapolis, Indiana 46204
Sharing Ratio: 49.49605%	SINCLAIR TELECABLE, INC.
By: Name: Title:
	Address:	6158 Yellow Birch Court Avon, Indiana 46123

[Exhibits Omitted]